EXHIBIT 23.1

CONSENT OF ACCOUNTANTS
Members of	FRANKLIN GRIFFITH & ASSOCIATES	Contact Information:
American Institute of CPA's		6330 McLeod Drive, Suite 7
Association of Certified		Las Vegas, Nevada 89120
Fraud Examiners		(702)736-1852 (voice)
Public Company Accounting		(702) 736-1608 (fax)
Accounting Oversight Board

INDEPENDENT AUDITORS' CONSENT

We consent to the use of Eternal Energy Corp (f/k/a Golden Hope Resources) on Form 10-KSB/A of our Auditors' Report, dated March 27, 2005, on the balance sheet of Eternal Energy Corp as of December 31, 2004 and the related statement of income and accumulated deficit from January 1, 2004 to December 31, 2004, changes in stockholders' equity and cash flows for the year ended December 31, 2004.

/s/ Franklin Griffith & Associates

November 16, 2006
Las Vegas, Nevada